NorthWestern Corporation
Executive Performance Plan Summary

I.	Purpose
Provide an element of performance-based short term incentive compensation to executives of NorthWestern Corporation to attract and retain top talent. The level of compensation for each executive will be based on performance against a combination of individual and overall company goals and taking into consideration market competitive information for each executive’s role.

II.	Management
Inclusion of individuals in this plan, targeted bonus amounts and actual bonus payments will be recommended by the Chief Executive Officer of the Company and approved by the Nominating and Compensation Committee of the Company’s Board of Directors.

III.	Eligibility for Participation
Employees eligible to participate in the Plan are those full-time employees who have completed 90 days of service with the Company and who have been selected for participation by the CEO and approved by the Committee. To be eligible for an award an employee must be employed with the Company on December 31 of the year for which the award is based.

IV.	Bonus Payments and Performance Management
	(a)	Bonuses – A targeted cash bonus amount for each participating executive will be established by the CEO and approved by the Committee on an annual basis at the beginning of each year. Annual performance bonus payments will be made to each participating executive in February of each calendar year, at the recommendation of the CEO and approval of the Committee, based on the targeted bonus amount for each executive and the executive’s performance in the prior year as measured against individual and overall company performance goals, and the company’s overall performance.
	(b)	Individual Goals – Annual goals will be established by each executive, and approved by the CEO, consistent with the company’s strategic initiatives and a set of annual company performance goals. Each executive will be measured against his or her performance against such goals and his or her contribution to the company meeting its overall goals.
	(c)	Company Goals – A set of company performance measures critical to business success will be established each year by the CEO. The attainment of such company goals will be a determining factor in establishing the executive’s bonus payment.
	(d)	Performance Assessment and Determination of Bonus Payments – On an annual basis at the beginning of each year, the CEO will assess the prior year performance of each executive against previously established individual goals. The CEO will then recommend, generally determined within the ranges on the following performance matrix, a bonus amount for each executive based on a combination of individual performance (up to 75% of total) and overall company performance (not less than 25% of total based on budget operating income, net income, organic growth, acquisition growth and EBITDA).

	Individual Performance Assessment Matrix
		Needs	Meets	Exceeds
	Unsatisfactory	Improvement	Expectations	Expectations	Outstanding
Bonus as
% of	0%	0 – 50%	50 – 90%	90 – 100%	100%+
Target